Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-276428, No. 333-270950, No. 333-263990, No. 333-257579) on Form S-8 and in the registration statements (No. 333-280094, No. 333-266883) on Form S-3 of our report dated February 24, 2025, with respect to the consolidated financial statements of Aerovate Therapeutics, Inc. and subsidiary.

/s/ KPMG LLP

San Diego, California

March 27, 2025